UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information combines the historical financial position and results of operations of Tarsus Pharmaceuticals, Inc., a Delaware corporation (“Tarsus”), and Alkeus Pharmaceuticals, Inc., a Delaware corporation (“Alkeus”), after giving effect to (i) the merger (the “Merger”), as further described in Note 1. Description of the Transactions and Basis of Presentation, and (ii) the private placement completed by Tarsus for gross proceeds of approximately $125 million (the “Financing” and, together with the Merger, the “Transactions”), and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes. The Financing was completed on August 7, 2026 and the Merger was completed on September 4, 2026 (the “Closing Date”).
    The Merger is reflected in the pro forma condensed combined financial statements in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation. Tarsus has preliminarily determined that Alkeus does not meet the definition of a business under ASC 805, Business Combinations, because substantially all of the fair value of the gross assets acquired is concentrated in a single in-process research and development ("IPR&D") asset, gildeuretinol. Tarsus has also determined that Alkeus is a variable interest entity ("VIE") and that Tarsus is its primary beneficiary. Under ASC 810, Alkeus' identifiable assets and liabilities are recognized at fair value, with no goodwill. The difference between the fair value of consideration transferred and the net fair value of the identifiable assets acquired and liabilities assumed is recognized as a gain or loss on initial consolidation.
    Tarsus and Alkeus have different fiscal year-ends. Tarsus’ fiscal year ends on December 31, whereas Alkeus’ fiscal year ends on September 30. As permitted by Rule 11-02(c)(3) of Regulation S-X, the historical results of Alkeus included in the unaudited pro forma condensed combined statement of operations may have a fiscal year-end that differs from Tarsus’ fiscal year-end by no more than one fiscal quarter. Accordingly, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines Tarsus' historical results for the year ended December 31, 2025 with Alkeus’ historical results for the year ended September 30, 2025. For purposes of the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026, Alkeus’ historical results for the six-month period ended June 30, 2026 were derived by subtracting Alkeus’ historical results for the three months ended December 31, 2025 from its historical results for the nine months ended June 30, 2026. For the three months ended December 31, 2025, which are not reflected in the unaudited pro forma condensed combined statements of operations presented herein, Alkeus had no revenue and a net loss of $12 million.
The unaudited pro forma condensed combined financial information and related notes should be read in conjunction with the following historical financial statements and the accompanying notes:
•    The historical audited financial statements of Tarsus and the related notes included in Tarsus’ Annual Report on Form 10-K as of and for the year ended December 31, 2025;
•    The historical audited consolidated financial statements of Alkeus and the related notes as of and for the year ended September 30, 2025, included elsewhere in this Form 8-K/A pursuant to Rule 3-05 of Regulation S-X;
•    The historical unaudited condensed financial statements of Tarsus and the related notes included in Tarsus’ Quarterly Report on Form 10-Q for the six months ended June 30, 2026; and
•    The historical unaudited condensed consolidated financial statements of Alkeus and the related notes as of and for the nine months ended June 30, 2026, included elsewhere in this Form 8-K/A pursuant to Rule 3-05 of Regulation S-X.
The unaudited pro forma condensed combined balance sheet as of June 30, 2026, gives pro forma effect to the Transactions described below as if they had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026, and the year ended December 31, 2025, give effect to the Transactions as if they had occurred on January 1, 2025, the beginning of the fiscal year presented.
The unaudited pro forma condensed combined financial information appearing below is based on available preliminary information and certain assumptions that are believed to be reasonable as of the date of this filing and also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. Future results may vary significantly from the results reflected because of such factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the final determination of fair value as additional information becomes available and as additional analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2026
(In thousands, except share information)

	Tarsus Historical	Alkeus Historical	Reclassification Adjustments	Notes	Financing Adjustments (Note 1)	Merger Transaction Accounting Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$204,595	$48,745	$—		$119,000	$(245,828)	3(a), 3(b)	$126,512
Marketable securities	245,095	—	—		—	—		245,095
Accounts receivable, net	96,028	—	—		—	—		96,028
Inventory	4,377	—	—		—	—		4,377
Other receivables	2,281	—	—		—	—		2,281
Prepaid expenses and other assets	9,613	927	—		—	—		10,540
Total current assets	561,989	49,672	—		119,000	(245,828)		484,833
Restricted cash, non-current	2,001	—	381	2(f)	—	—		2,382
Inventory, non-current	2,525	—	—		—	—		2,525
Property and equipment, net	20,489	258	—		—	—		20,747
Intangible assets, net	6,885	—	—		—	—		6,885
Operating lease right-of-use assets	9,911	696	—		—	—		10,607
Long-term investments	6,682	—	—		—	—		6,682
Other assets	660	381	(381)	2(f)	—	—		660
Total assets	$611,142	$51,007	$—		$119,000	$(245,828)		$535,321
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$40,141	$1,383	$—		$—	$—		$41,524
Accrued expenses	—	6,132	(6,132)	2(a), 2(b)	—	—		—
Accrued payroll and benefits	11,887	—	2,326	2(a)	—	9,103	3(c)	23,316
Operating lease liability, current portion	—	565	(565)	2(c)	—	—		—
Other accrued liabilities	123,725	—	4,371	2(b), 2(c)	—	24,811	3(a), 3(b)	152,907
Total current liabilities	175,753	8,080	—		—	33,914		217,747
Long-term debt, net	72,762	—	—		—	—		72,762
Operating lease liability, net of current portion	—	185	(185)	2(e)	—	—		—
Other liabilities	—	1,160	(1,160)	2(d)	—	—		—
Contingent consideration	—	—	—		—	95,898	3(a)	95,898
Other long-term liabilities	15,895	—	1,345	2(d), 2(e)	—	—		17,240
Total liabilities	264,410	9,425	—		—	129,812		403,647
Commitments and contingencies					—	—
Redeemable convertible preferred stock
Series A Redeemable Convertible Preferred Stock	$—	$2,094	$—		$—	$(2,094)	3(d)	$—
Series B-1 Preferred Stock Convertible Preferred Stock	—	59,892	—		—	(59,892)	3(d)	—
Series B-2 Preferred Stock Convertible Preferred Stock	—	3,133	—		—	(3,133)	3(d)	—
Series B-3 Preferred Stock Convertible Preferred Stock	—	64,117	—		—	(64,117)	3(d)	—
Total redeemable convertible preferred stock	—	129,236			—	(129,236)		—
Stockholders’ equity:						—
Common stock	6	—	—		—	—		6
Additional paid-in capital	799,429	21,943	—		119,000	220,089	3(d)	1,160,461
Accumulated other comprehensive income (loss)	(557)	—	—		—	—		(557)
Accumulated deficit	(452,146)	(109,597)	—		—	(466,493)	3(d)	(1,028,236)
Total stockholders’ equity	346,732	(87,654)	—		119,000	(246,404)		131,674
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$611,142	$51,007	$—		$119,000	$(245,828)		$535,321
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS For the Six Months Ended June 30, 2026
(In thousands, except share and per share information)

	Tarsus Historical	Alkeus Historical	Reclassification Adjustments	Notes	Merger Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues:
Product sales, net	$319,299	$—	$—		$—		$319,299
License fees and collaboration revenue	16,667	—	—		—		16,667
Total revenues	335,966	—	—		—		335,966

Operating expenses:
Cost of sales	21,509	—	—		—		21,509
Research and development	53,361	15,562	—		—		68,923
General and administrative	—	9,005	(9,005)	2(g)	—		—
Selling, general and administrative	287,126	—	9,005	2(g)	—		296,131
Total operating expenses	361,996	24,567	—		—		386,563
Loss from operations before other income (expense)	(26,030)	(24,567)	—		—		(50,597)

Other income (expense):
Interest income	$7,420	$1,043	$—		$—		$8,463
Interest expense	(4,284)	—	—		—		(4,284)
Gain on exchange of long-term investments	2,812	—	—		—		2,812
Other income (expense), net	(368)	4	—		—		(364)
Total other income (expense), net	$5,580	$1,047	$—		$—		$6,627
Provision for income taxes	(5,068)	—	—		—		(5,068)
Net loss	$(25,518)	$(23,520)	$—		$—		$(49,038)
Net loss per share, basic and diluted	$(0.59)					3(j)	$(1.01)
Weighted-average shares outstanding, basic and diluted	43,176,514					3(j)	48,317,350
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS For the Year Ended December 31, 2025
(In thousands, except share and per share amounts)

	Tarsus Historical Year Ended December 31, 2025	Alkeus Historical Year Ended September 30, 2025	Reclassification Adjustments	Notes	Merger Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues:
Product sales, net	$451,360	$—	$—		$—		$451,360
License fees and collaboration revenue	—	—	—		—		—
Total revenues	451,360	—	—		—		451,360

Operating expenses:
Cost of sales	30,684	—	—		—		30,684
Research and development	64,322	32,447	—		11,767	3(e), 3(f)	108,536
Acquired in-process research and development expense	—	—	—		567,845	3(g)	567,845
General and administrative	—	21,374	(21,374)	2(h)	—		—
Selling, general and administrative	427,323	—	21,374	2(h)	21,835	3(e), 3(f), 3(h)	470,532
Total operating expenses	522,329	53,821	—		601,447		1,177,597
Loss from operations before other income (expense)	(70,969)	(53,821)	—		(601,447)		(726,237)

Other income (expense):
Interest income	15,747	1,914	—		—		17,661
Interest expense	(8,935)	—	—		—		(8,935)
Other income (expense), net	(202)	133	—		—		(69)
Gain on initial consolidation of VIE	—	—	—		23,570	3(a)	23,570
Change in fair value of preferred stock tranche liability	—	1,950	—		(1,950)	3(i)	—
Total other income (expense), net	6,610	3,997	—		21,620		32,227
Provision for income taxes	(2,059)	—	—		—		(2,059)
Net loss	$(66,418)	$(49,824)	$—		$(579,827)		$(696,069)
Net loss per share, basic and diluted	$(1.59)					3(j)	$(14.83)
Weighted-average shares outstanding, basic and diluted	41,784,014					3(j)	46,924,850
See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Description of the Transactions and Basis of Presentation
Description of the Merger
    On September 4, 2026, Tarsus completed its previously announced acquisition of Alkeus pursuant to the Agreement and Plan of Merger, dated as of July 31, 2026 (the "Merger Agreement"), by and among Tarsus, Alkeus, Apex 2026 Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Tarsus ("Merger Sub"), and Shareholder Representative Services LLC, solely in its capacity as the securityholders' representative. Pursuant to the Merger Agreement, the Merger Sub merged with and into Alkeus, with Alkeus continuing as the surviving corporation and a wholly owned subsidiary of Tarsus.
For accounting purposes, Tarsus determined that Alkeus does not meet the definition of a business under ASC 805, Business Combinations, because substantially all of the fair value of the gross assets acquired are concentrated in a single IPR&D asset, gildeuretinol. Alkeus was determined to be a VIE under ASC 810, because it did not have sufficient equity to finance its activities without additional subordinated financial support. Tarsus was determined to be the primary beneficiary of Alkeus and accordingly will consolidate Alkeus.
Consideration paid in the Merger consisted of:
•$270.0 million of cash consideration, subject to specified adjustments under the Merger Agreement;
•2,769,696 shares of Tarsus common stock; and
•Qualifying seller transaction costs included in the determination of the consideration transferred.
The Merger Agreement additionally provides for future contingent consideration consisting of:
•$250.0 million upon the first U.S. regulatory approval of a product made with gildeuretinol to be settled in cash or     shares, (the "Regulatory Approval Milestone");
•$100.0 million upon the first commercial sale of a product made with gildeuretinol in the United States (the "First Commercial Sale Milestone");
•Tiered, decreasing royalty payments on annual worldwide net sales of products made with gildeuretinol, beginning at a rate of less than 5.0%, payable on a country-by-country basis until the latest of patent expiration, regulatory exclusivity expiration, or ten years after first commercial sale (the “Sales Royalty Earnout”).
Because the Merger is accounted for as the initial consolidation of a VIE, each contingent consideration arrangement is recognized at its acquisition-date fair value as part of the consideration transferred. This treatment does not depend on whether payment is probable. The preliminary fair values at the Closing Date were:
•The Regulatory Approval Milestone has a preliminary estimated fair value of $45.5 million, and is payable in cash or shares of Tarsus common stock, subject to a limit of issuable shares per the Merger Agreement, with any excess payable in cash. The arrangement is classified as a liability under ASC 480, Distinguishing Liabilities from Equity. Fair value was estimated with a probability weighted model. Significant unobservable inputs include the estimated probability and timing of U.S. regulatory approval and a risk-adjusted discount rate. Undiscounted outcomes range from $0, if approval is not obtained, to $250.0 million.
•The First Commercial Sale Milestone has a preliminary estimated fair value of $18.2 million, and is payable in cash. Fair value was estimated with a probability weighted model. Significant unobservable inputs include the estimated probability and timing of the first commercial sale and a risk-adjusted discount rate. Undiscounted outcomes range from $0 to $100.0 million.
•The Sales Royalty Earnout has a preliminary estimated fair value of $32.2 million, and is payable in cash. The valuation estimate is preliminary and is subject to change based on the finalization of a Monte Carlo simulation. This fair value was estimated with a probability weighted model with significant unobservable inputs including projected net sales, probability of commercial success and a risk-adjusted discount rate. Total undiscounted royalty payments are not capped and cannot be reasonably estimated because they depend on future net sales.

Description of the Financing
In August 2026, Tarsus entered into a Securities Purchase Agreement (the "Purchase Agreement") with a syndicate of existing and new healthcare investors for the sale of shares of Tarsus' common stock and pre-funded warrants to purchase shares of Tarsus' common stock in a private placement (the "Financing"). Pursuant to the terms of the Purchase Agreement, Tarsus issued 2,098,519 shares of its common stock at a purchase price of $56.00 per share and pre-funded warrants to purchase an aggregate 133,625 shares of common stock at a purchase price of $55.9999 per pre-funded warrant (the purchase price per share less $0.0001, the exercise price of the pre-funded warrants), which resulted in gross proceeds of approximately $125.0 million and net proceeds of approximately $119.0 million, after deducting placement agent fees and other offering expenses of approximately $6.0 million. The private placement closed on August 7, 2026. Its effects are presented separately from the transaction accounting adjustments for the Merger in the column captioned "Financing Adjustments." The adjustment reflects an increase to cash for the net proceeds received and a corresponding increase to Additional paid-in capital.
Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of June 30, 2026, combines the historical unaudited condensed balance sheet of Tarsus and the historical unaudited condensed consolidated balance sheet of Alkeus, giving effect to the Transactions as if they had been consummated on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026, and the year ended December 31, 2025, combine the historical condensed statements of operations of Tarsus and the historical condensed consolidated statements of operations of Alkeus, giving effect to the Transactions as if they had been consummated on January 1, 2025, the first day of Tarsus' fiscal year 2025.
The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not necessarily indicate the financial results of the combined company had the Transactions occurred at the dates indicated, nor does it necessarily indicate the results of the operations in future periods or the future financial position of the combined company. The valuation analyses and calculations necessary to determine the estimated fair value of contingent consideration and the fair values of the assets acquired and liabilities assumed have not been finalized. Accordingly, the preliminary allocation of the acquisition fair value reflected in the unaudited pro forma condensed combined financial information represents preliminary estimates and assumptions that Tarsus believes are reasonable as of the date of this filing and is subject to adjustment as additional information becomes available and additional analyses are performed.
The final allocation is expected to be completed when Tarsus files its report on Form 10-Q for the quarter ended September 30, 2026 and could differ materially from the preliminary allocation used in the transaction accounting adjustments. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger.
Given Tarsus’ history of net losses and valuation allowance, management has estimated a pro forma annual effective income tax rate of 0%. Accordingly, the adjustments reflected in the unaudited pro forma condensed combined statements of operations do not include any additional income tax adjustment.
Note 2. Tarsus and Alkeus Reclassification Adjustments
During the preparation of the unaudited pro forma condensed combined financial information, Tarsus performed a preliminary analysis of Alkeus’ financial information to identify differences in accounting policies and financial statement presentation as compared to those of Tarsus. At this time, Tarsus is not aware of any material differences between the accounting policies of Tarsus and Alkeus. However, certain reclassification adjustments have been made to conform Alkeus’ historical financial statements to the presentation used by Tarsus in the preparation of the unaudited pro forma condensed combined financial information.
The following reclassification adjustments were made to conform the presentation of Alkeus' historical unaudited condensed consolidated balance sheet as of June 30, 2026, to Tarsus' presentation:
(a)     Represents a reclassification of $2.3 million of accrued expenses to accrued payroll and benefits.
(b)     Represents a reclassification of $3.8 million of accrued expenses to other accrued liabilities.
(c)     Represents a reclassification of $0.6 million operating lease liability, current portion to other accrued liabilities.
(d)     Represents a reclassification of $1.2 million other liabilities to other long-term liabilities.
(e)     Represents a reclassification of $0.2 million operating lease liability, net of current portion to other long-term liabilities.
(f)     Represents a reclassification of $0.4 million other assets to Restricted cash, non-current.

The following reclassification adjustments were made to conform the presentation of Alkeus’ historical results of operations to Tarsus' presentation for purposes of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively:
(g)    Represents a reclassification of general and administrative to selling, general and administrative for the six month period ended June 30, 2026.
(h)     Represents a reclassification of general and administrative to selling, general and administrative for the year ended December 31, 2025.
Note 3. Merger Transaction Accounting Adjustments
As described in Note 1, the Merger represents the initial consolidation of a VIE that does not constitute a business. Under ASC 810, the assets acquired and liabilities assumed are recognized at fair value in accordance with ASC 805-20, except goodwill. Any differences between the consideration transferred and the net amount recognized for the assets acquired and liabilities assumed is recognized as a gain or loss upon initial consolidation.
Merger Transaction Accounting Adjustments related to the unaudited pro forma condensed combined balance sheet as of June 30, 2026, are as follows:
a)     Represents the preliminary fair value of consideration in connection with the Merger of $585.9 million, consisting of (i) $244.6 million of cash paid at closing, comprising $238.2 million paid to selling shareholders, $1.4 million of seller transaction costs paid by Tarsus, and the $5.0 million adjustment escrow funded with a third-party agent, (ii) $14.9 million of deferred consideration for option holder settlements recorded as an other accrued liability, (iii) contingent consideration liabilities of $95.9 million, and (iv) the issuance of 2,769,696 shares of Tarsus common stock for $230.5 million as share consideration.

The following table summarizes the preliminary fair value of consideration transferred (in thousands, except share and per share amounts):

Shares of Tarsus common stock issued as share consideration	2,769,696
Price per share of Tarsus Common Stock (1)	$83.21
Fair value of share consideration (2)	$230,466
Cash consideration paid to selling shareholders (2)	238,202
Seller transaction costs paid by buyer	1,438
Deferred consideration - cash paid at closing for adjustment escrow (3)	5,000
Deferred consideration - option holder settlements (4)	14,853
Contingent consideration - Regulatory Milestone	45,500
Contingent consideration - First Commercial Sale	18,200
Contingent consideration - Sales Royalty Earnout	32,198
Preliminary fair value of consideration transferred	$585,857
(1) Represents the closing price per share of Tarsus Common Stock as of September 3, 2026.
(2) The share consideration and cash consideration amounts are presented net of approximately $11.6 million and $9.1 million, respectively, attributable to options accelerated in connection with the Merger Agreement that will be recognized as compensation expense immediately following the Closing Date.
(3) Represents a $5 million adjustment escrow funded at closing with a third-party escrow agent at the Closing Date to secure potential post-closing adjustments to the merger consideration.
(4) Represents amounts due to former option holders of Alkeus and settled subsequent to the Closing Date.

The following table summarizes the preliminary allocation of the preliminary fair value of consideration transferred based on the fair value of net assets acquired:

Assets	As of June 30, 2026
Cash and cash equivalents	$48,745
Prepaid expenses	927
Property and equipment, net	258
Operating lease right of-use-assets	696
Restricted cash, non-current	381
Acquired IPR&D (1)	564,800
Acquired inventory	3,045
Total assets	618,852

Liabilities
Accounts payable	1,383
Accrued payroll and benefits	2,326
Other accrued liabilities	4,371
Other long-term liabilities	1,345
Total liabilities	9,425
Net assets acquired	609,427
Gain on initial consolidation of VIE	$(23,570)
(1) Reflects the preliminary fair value of the acquired IPR&D asset, estimated using an income approach based on risk-adjusted discounted future cash flows attributable to the asset. The acquired IPR&D asset represents Alkeus' research and development asset that was in-process and not yet completed as of the Closing Date. As the acquired IPR&D asset has no alternative future use, its fair value is charged to acquired in-process research and development expense.
b)     Represents an adjustment of approximately $11.1 million to recognize buyer transaction costs incurred in connection with the Merger of approximately $1.2 million paid on the Closing Date and $9.9 million as an other accrued liability.
c)     Represents an accrual of $9.1 million for cash payments to settle partially vested stock options accelerated in connection with the Merger Agreement as an increase to accrued payroll and benefits. Accelerated stock options were also settled in $11.6 million of stock-based compensation expense as discussed in Note 3(d).
d)    The following table summarizes the Merger Transaction Accounting Adjustments impacting the redeemable convertible preferred stock and stockholders' equity balances of Alkeus, as well as new equity issued as consideration for the Merger (in thousands):

	Elimination of Alkeus historical equity	Consideration Transferred (1)	Gain on acquisition (2)	Buyer transaction expenses (3)	Acquired Inventory and IPR&D (4)	Stock Option Accelerations (5)	Merger Transaction Accounting Adjustments
Adjustments to preferred stock	$(129,236)	$—	$—	$—	$—	$—	$(129,236)
Adjustments to additional paid-in capital	(21,943)	230,466	—	—	—	11,566	220,089
Adjustments to accumulated deficit	109,597	—	23,570	(11,146)	(567,845)	(20,669)	(466,493)
Net adjustment to redeemable preferred stock and stockholders' equity	$(41,582)	$230,466	$23,570	$(11,146)	$(567,845)	$(9,103)	$(375,640)
(1) Refer to Note 3(a) which reflects the fair value of share consideration transferred.
(2) Refer to Note 3(a) which reflects the preliminary gain on initial consolidation of VIE.
(3) Refer to Note 3(b) which reflects recognition of incremental Tarsus transaction costs.
(4) Refer to Note 3(g) which reflects the immediate expensing of acquired IPR&D and inventory.

(5) Refer to Note 3(c) which reflects post-combination compensation expense for accelerated Alkeus option awards settled in cash and shares.
Merger Transaction Accounting Adjustments include the following adjustments related to the unaudited pro forma condensed     combined statement of operations for the six months ended June 30, 2026 and year ended December 31, 2025, as follows:
e)    Represents an adjustment of $1.8 million to record retention bonus compensation expense for cash bonuses awarded to certain employees for continuous service through Merger close and for a period thereafter, as an increase of $1.5 million research and development expense and $0.3 million to selling, general and administrative expense.
f)     Reflects the allocation of compensation costs associated with the acceleration and settlement of Alkeus option awards in connection with the Merger, consisting of $10.3 million in research and development expense and $10.4 million in selling, general and administrative expense based on the respective option holders' functional classifications.
g)     Reflects the expense recognition of acquired IPR&D of $564.8 million and acquired inventory of $3.0 million as acquired in-process research and development expense. The IPR&D and acquired inventory were determined to have no alternative future use and was expensed in accordance with ASC 730 for assets to be used in research and development.
h)     Represents an adjustment of approximately $11.1 million to recognize buyer transaction costs incurred in connection with the Merger.
i)    Represents the elimination of the changes in fair value as a result of preferred stock tranche right liabilities that were settled prior to the Merger Closing Date.
j)     The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the weighted average basic and diluted shares of Tarsus. The following table summarizes the computation of the unaudited pro forma basic and diluted loss per share (in thousands, except share and per share data):

	For the Six Months Ended June 30, 2026	For the Year Ended December 31, 2025
Pro forma net loss attributable to stockholders	$(49,038)	$(696,069)
Pro-forma weighted average shares outstanding - basic and diluted	48,317,350	46,924,850
Pro forma net loss per share - basic and diluted	$(1.01)	$(14.83)

Pro forma weighted-average shares - basic and diluted
Historical Tarsus weighted-average shares outstanding	43,176,514	41,784,014
Shares of Tarsus common stock issued to Alkeus stockholders pursuant to the Merger Agreement (1)	2,769,696	2,769,696
Shares of Tarsus common stock issued in connection with accelerated option awards (1)	138,996	138,996
Shares of Tarsus common stock issued for the Financing (1)	2,098,519	2,098,519
Shares underlying pre-funded warrants issued in connection with the Financing (1)	133,625	133,625
Pro forma weighted-average shares outstanding - basic and diluted	48,317,350	46,924,850
(1) As the Transactions are being reflected as if they had been consummated at the beginning of the periods presented, the calculation of weighted average basic and diluted shares outstanding assumes the shares issuable in connection with the Transactions have been outstanding for the entirety of the periods presented.